Harley-Davidson, Inc.
Amendment to By-laws
Adopted February 12, 2009

The By-laws of the Company were amended to add new Section 2.08, which reads as follows:

2.08	Director Election.

(a)	In an election of directors that is not a Contested Election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) must tender his or her resignation to the Chairman of the Board promptly following certification of the shareholder vote. For purposes of this by-law, a “Contested Election” is an election of directors of the corporation as to which the Chairman of the Board determines that, at the Determination Date, the number of persons properly nominated to serve as directors exceeds the number of directors to be elected in such election. Such a resignation should be effective at such time (if any) as the Board of Directors accepts the resignation, and the resignation should so specify. The “Determination Date” is (i) the day after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, when such meeting occurs after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Restated Articles of Incorporation or these by-laws, or (ii) the day after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Restated Articles of Incorporation or these by-laws, when the last day for such a proposal occurs after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, whichever of clause (i) or (ii) is applicable.

(b)	Promptly after the Chairman of the Board receives a resignation submitted by a director receiving a Majority Withheld Vote, the Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board of Directors whether the Board of Directors should accept the tendered resignation or reject it. In considering whether to recommend that the Board of Directors accept or reject the tendered resignation, the Nominating and Corporate Governance Committee may consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee.

(c)	The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors may consider the factors that the Nominating and Corporate Governance Committee considered to the extent communicated by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ decision, the corporation will promptly publicly disclose in a Current Report on Form 8-K filed with or furnished to, as applicable, the Securities and Exchange Commission the Board of Directors’ decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Notwithstanding the foregoing, the Board of Directors may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the corporation and its shareholders.

(d)	Any director who tenders a resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or the Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee received Majority Withheld Votes at the same election, then the independent directors who are on the Board of Directors who did not receive Majority Withheld Votes or who were not standing for election will appoint a committee of the Board of Directors for the purpose of considering the tendered resignations, and such committee will recommend to the Board of Directors whether to accept or reject them. This committee may, but need not, consist of all of the independent directors who did not receive Majority Withheld Votes or who were not standing for election but will not include any director who received a Majority Withheld Vote.

(e)	The foregoing will not apply in an election of directors that is a Contested Election.

(f)	This by-law will be summarized or included in each proxy statement relating to an election of directors of the corporation.

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